Exhibit 3.2

STOCK RESTRICTION AGREEMENT
THIS AGREEMENT is dated effective _______________, 2015 (the “Effective Date”).
BETWEEN
VIRTUALARMOR INTERNATIONAL INC., a company incorporated under the laws of Colorado, USA with a head office of suite 301 – 10901 West Toller Drive, Littleton, CO  80127
(the “Company”)
AND
__________________, ________________________.
(the “Shareholder”)
WHEREAS:
A.
The Company plans to apply and list its common shares on the Canadian Securities Exchange (the “CSE”) and in connection with such application for listing, requires that principals of an issuer (as those terms are defined in National Policy 46-201) of the Company, including directors, officers, and major shareholders of its common stock, enter into a stock restriction agreement in a form acceptable to CSE;

B.	The Shareholder will own _________ common shares in the capital of the Company (the “Restricted Securities”) at the time of listing the Company’s common shares on CSE; and
C.	In furtherance of the listing of the Company on the CSE, the Shareholder has agreed that the Restricted Securities will be subject to certain restrictions as further described in this Agreement.
NOW THEREFORE, in consideration of the mutual promises made in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. RESTRICTION ON TRANSFER OF RESTRICTED SECURITIES
1.1
Transfer Restrictions.  The Shareholder hereby agrees that, without the prior written consent of the Company, with such permission not to be unreasonably withheld, it will not directly or indirectly during the Term (as it is defined in Section 3), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any of the Restricted Securities or any securities convertible into or exchangeable or exercisable for any of the Restricted Securities, or enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Restricted Securities, whether any such swap or transaction is to be settled by delivery of the Restricted Securities or other securities, in cash or otherwise.

1.2
Permitted Transfers.  Notwithstanding anything to the contrary in this Agreement, the transfer restrictions set forth in Section 1.1 shall not apply to the transfer of any Released Shares (as defined in Section 2) or to the following transfers of the Restricted Securities made or caused by Shareholder:

1.2.1	A transfer of the Restricted Securities to the Company pursuant to a redemption initiated by the Company;
1.2.2
A transfer during the Shareholder’s lifetime or on the Shareholder’s death by will or intestacy to the Shareholder’s beneficiaries or a trust for the benefit of the Shareholder’s beneficiaries (for purposes of this Agreement, “beneficiary” shall mean the Shareholder and the immediate family of the Shareholder, including any relationship by blood, marriage or adoption, not more remote than first cousin); or

1.2.3	If the Shareholder is an entity, a transfer made as a distribution solely to members, partners, or shareholders of such Shareholder.
Transfers made pursuant to this Section, with the exception of any transfer of Released Shares, shall not be valid unless and until the transferee shall have executed a joinder to this Agreement and any other agreements reasonably required by the Company pursuant to which such transferee(s) agree to be bound by the terms and conditions of this Agreement.
2. TIMED RELEASE SCHEDULE FOR SHARES
The term “Released Shares” shall mean those of the Restricted Securities which are released from stock restrictions in accordance with the following automatic timed release schedule:
Date of Automatic Timed Release	Amount of Restricted Securities Released
On the date our securities are listed on the CSE (the “Listing Date”)	1/10 of the Restricted Securities
6 months after the Listing Date	1/6 of the remainder of the Restricted Securities
12 months after the Listing Date	1/5 of the remainder of the Restricted Securities
18 months after the Listing Date	1/4 of the remainder of the Restricted Securities
24 months after the Listing Date	1/3 of the remainder of the Restricted Securities
30 months after the Listing Date	1/2 of the remainder of the Restricted Securities
36 months after the Listing Date	The remainder of the Restricted Securities
3. TERM
The term of this Agreement (the “Term”) shall begin on the Effective Date and shall terminate on the earlier of: (a) the sale of all Restricted Securities subject to this Agreement; and (b) one year from the Listing Date.
4. UNILATERAL AMENDMENT
The Shareholder expressly consents and agrees with the Company that the Company may effect a unilateral amendment to the vesting schedule set out in Section 2 in the event that the CSE requires such an amendment in order to approve the Company’s common shares for listing, and in order for such amendment to take effect, the Company shall deliver or cause to be delivered to the Shareholder at its address set out on the cover page of this Agreement a notice of amendment setting out the replacement vesting schedule, with no further action necessary or required on the part of the Shareholder in order for such amendment to take effect as of the date specified by the Company in the notice of amendment.

5. VIOLATIONS OF TRANSFER RESTRICTIONS; REMEDIES
5.1
Stop Transfer Instructions.  The Shareholder agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any of the Restricted Securities except in compliance with the provisions of this Agreement.

5.2
Violations.  The Company will not be required to (a) transfer on its books any of the Restricted Securities that have been transferred in violation of any of the provisions set forth in this Agreement, or (b) treat as the owner of such Restricted Securities, or accord the right to vote as such owner, or pay dividends to any transferee to whom such Restricted Securities are purported to have been so transferred in violation of any of the provisions set forth in this Agreement.

5.3
Power of Attorney.  The Shareholder hereby appoints the Company as the Shareholder’s attorney-in-fact with irrevocable power and authority in the name and on behalf of the Shareholder to take any action and execute all documents and instruments, including, without limitation, stock powers which may be necessary to transfer the certificate (or certificates) evidencing the Restricted Securities to the appropriate person or entity upon a transfer made in violation of this Agreement.

5.4
Injunctions; Other Remedies.  The Shareholder acknowledges and agrees that the provisions of this Section 5 are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if Shareholder breaches any of the terms of the Agreement, and that in the event of a breach of any terms of the Agreement, the Company will have no adequate remedy at law.  The Shareholder further agrees that in the event of any actual or threatened breach by it of any provision of this Agreement, the Company shall be entitled to immediate temporary injunctive and other equitable relief, and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible.  Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any liquidated damages.

6. REPORT OF SALE OF RESTRICTED SECURITIES
The Shareholder agrees to deliver to the Company at its principal office, addressed to the Company’s Chief Financial Officer and upon request by the Company, within five (5) business days following the sale of any of the Restricted Securities, a report signed from the Shareholder’s broker which is to include the following information:  (a) the name of the Shareholder; (b) the number of Restricted Securities transferred; (c) the price applicable to the Restricted Securities transferred, as of the date of transfer; (d) a statement as to whether the sale was made pursuant to a private resale or via a brokerage transaction; (e) the name of the securities exchange on which such Restricted Securities were sold, if applicable; and (f) if derivatives of such Restricted Securities were transferred, the exercise price, term, and other standard terms of the derivatives.
7. ADJUSTMENTS TO RESTRICTED SECURITIES
In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, share combination, or other change in the corporate structure of Company affecting the Restricted Securities, the new securities replacing the Restricted Securities will be subject to all of the conditions and restrictions that were applicable to the Restricted Securities pursuant to this Agreement.

8. IMPACT OF CORPORATE TRANSACTION
In the event of: (a) a sale of substantially all of the assets of the Company; (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation in which shareholders immediately before the merger or consolidation have, immediately after the merger or consolidation, greater stock voting power); (c) a merger in which the Company is the surviving corporation but the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise (other than a reverse merger in which shareholders immediately before the merger have, immediately after the merger, greater stock voting power); (d) any transaction or series of related transactions in which in excess of 50% of the Company’s voting power is transferred; or (e) the acquisition by the Company of financing equal to or in excess of an aggregate of $10,000,000 (collectively, a “Corporate Transaction”), then immediately prior to effectiveness of such Corporate Transaction the restrictions set forth in this Agreement shall terminate as to all Restricted Securities owned by the Shareholder immediately and without action by the Company or Shareholder.
9. RIGHTS OF SHAREHOLDER
Except as otherwise provided herein, the Shareholder shall exercise all rights and privileges of a shareholder of the Company with respect to the Restricted Securities, and the Company shall list the Shareholder as a shareholder on its corporate books and records.
10. RESTRICTIVE LEGENDS
All certificates representing the Restricted Securities shall have endorsed thereon a legend in substantially the following form (in addition to any other legend which may be required by other agreements between the parties hereto or applicable securities regulations):
“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON SALE OR OTHER TRANSFER PURSUANT TO TERMS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR SUCH HOLDER’S PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.  ANY TRANSFER OR ATTEMPTED TRANSFER OF ANY SHARES SUBJECT TO THE AGREEMENT IS VOID WITHOUT THE PRIOR EXPRESS WRITTEN CONSENT OF THE COMPANY.”
11. MISCELLANEOUS
10.1
Successors and Assigns.  This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon the Shareholder, the Shareholder’s successors, and the Shareholder’s assigns.

10.2
Legal Fees; Specific Performance.  The Shareholder shall reimburse the Company for all costs incurred by the Company in enforcing the performance of, or protecting its rights under, any part of this Agreement, including reasonable costs of investigation and legal fees.  It is expressly agreed between the parties that money damages are inadequate to compensate the Company for the Restricted Securities and that the Company shall, upon forfeiture of Restricted Securities, be entitled to specific enforcement of its right to revoke said Restricted Securities.

10.3	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

10.4
Independent Counsel.  The Shareholder acknowledges that this Agreement has been prepared on behalf of the Company by legal counsel to the Company, and that the Company’s legal counsel does not represent, and is not acting on behalf of, the Shareholder.  The Shareholder has been advised and provided with an opportunity to consult with Shareholder’s own counsel with respect to this Agreement.

10.5
Entire Agreement and Amendment.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral.  Except as provided in Section 4, this Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto.

10.6
Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

10.7	Counterparts and Delivery. This Agreement may be executed in counterparts and delivered by electronic communication.
IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date set out on the first page above.
VIRTUALARMOR INTERNATIONAL INC.
Per:

Authorized Signatory

SIGNED and DELIVERED by -_______________ in the presence of: Witness (Signature) Name (please print)	) ) ) ) ) ) ) ) ) )